NEWS RELEASE

To:	Daily Papers, Trade Press	For:	Immediate	Company Contacts:
	Financial and Security Analysts		Release	Financial: John Carrara	713-624-9548
				Media: James Bartlett	713-624-9354
	Burlington Resources Web site:www.br-inc.com				BR0421

BURLINGTON RESOURCES ACHIEVES 10 PERCENT
PRODUCTION GROWTH AS SECOND-QUARTER EARNINGS
INCREASE 36 PERCENT TO $379 MILLION

Houston, Texas, July 21, 2004 — Burlington Resources Inc. (NYSE: BR and TSX: B) today reported estimated earnings of $379 million, or $0.96 per diluted share, during the second quarter of 2004, a 36 percent increase over the $278 million, or $0.69 per diluted share, earned during the second quarter of 2003. The per-share results reflect the 2-for-1 split of the company’s common stock on June 1, 2004. The higher quarterly earnings were attributable to increases in production as well as commodity prices. The company’s total production increased 10 percent to 2,758 million cubic feet of natural gas equivalent per day (MMcfed), from 2,502 MMcfed during the prior year’s quarter.

Net cash provided by operating activities increased to $802 million from $733 million during the prior year’s quarter. Discretionary cash flow(1) increased to $825 million from $596 million during the prior year’s quarter. In addition, at the end of the second quarter Burlington’s balance sheet included more than $1.3 billion in cash and cash equivalents, a $282 million increase during the quarter.

Share repurchases during the quarter totaled 3.1 million shares for $105 million at an average cost of $33.93 per share. This brings the cumulative number of shares acquired since the company resumed share repurchases in late 2000 to approximately 53.6 million shares for $1.25 billion, or an average cost of $23.31 per share. These share amounts reflect the recent stock split.

“As our strong quarterly performance confirms, we are making exceptional financial and operational progress, driven by our ability to increase domestic and international production during a time of extremely favorable commodity prices,” said Bobby S. Shackouls, chairman, president and chief executive officer. “During the months ahead, we look forward to the start-up of the Rivers Fields in the East Irish Sea, to further production growth in a number of areas, and to continuing our emphasis on cost control.”

The company’s natural gas production during the second quarter increased 1 percent to 1,899 million cubic feet per day (MMcfd), from 1,879 MMcfd during the prior year’s quarter. Natural gas liquids (NGLs) production was 59.0 thousand barrels per day (Mbd), compared to 63.1 Mbd during the prior year’s quarter. Crude oil production increased 107 percent to 84.2 Mbd, from 40.7 Mbd during the prior year’s quarter.

Natural gas volume increases were achieved in the Madden Field with completion of gathering line repairs, as well as in Canada’s Deep Basin and Whitecourt areas, South Louisiana, the Fort Worth Basin of Texas and the CLAM properties in the North Sea. The increases were partially offset by declines in Canada’s O’Chiese and Viking-Kinsella areas, and in the East Irish Sea. Higher crude oil volumes were achieved during the quarter from the Cedar Creek Anticline in the Williston Basin in the U.S., and from fields in Algeria, offshore China and Ecuador. Canadian natural gas liquids volumes declined due to an unanticipated six-week shutdown of an industry pipeline that serves key producing areas.

During the quarter Burlington also made progress on advancing the evaluation of several future unconventional resource plays in the Brassey Area of Canada’s Deep Basin, the Bossier Trend in East Texas and the Bakken Shale trend in the Montana portion of the Williston Basin.

Burlington’s price realizations for natural gas during the second quarter were $5.40 per Mcf, compared to $4.96 per Mcf during the same quarter in 2003. Price realizations for NGLs were $23.81 per barrel, compared to $18.53 per barrel during the prior year’s quarter. Crude oil price realizations were $34.62 per barrel, compared to $27.53 per barrel during the prior year’s quarter.

2004 Outlook

Production — Burlington expects volume growth for the remainder of 2004 compared to 2003, as a result of anticipated increases in both North American and Other International production. The guidance breakdown by geographic region and product follows:

	3rd-Quarter 2004			Full-Year 2004
		Estimate			Estimate
Gas (MMcfd)
U.S.	880	—	920	885	—	910
Canada	775	—	810	800	—	830
Other International	185	—	225	190	—	230

Total	1,840	—	1,955	1,875	—	1,970
Natural Gas Liquids (Mbd)
U.S.	39.5	—	42.0	39.3	—	42.0
Canada	23.0	—	24.0	22.5	—	23.5
Other International	0.0	—	0.0	0.0	—	0.0

Total	62.5	—	66.0	61.8	—	65.5
Crude Oil (Mbd)
U.S.	35.0	—	38.7	34.5	—	36.2
Canada	4.6	—	5.1	5.0	—	5.4
Other International	37.0	—	43.5	40.5	—	43.5

Total	76.6	—	87.3	80.0	—	85.1
Total Equiv. Prod. (MMcfed)	2,675	—	2,875	2,726	—	2,874

North American Natural Gas Hedges — As of June 30, 2004, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price using an estimate of differentials between the NYMEX price and regional prices. Detailed information on hedging subsequent to the first quarter of 2005 is available on Burlington’s Web site at www.br-inc.com/docs/hedge.pdf.

	3rd-Q. 2004	4th-Q. 2004	1st-Q. 2005
Costless collar volumes	443 MMcfd	417 MMcfd	255 MMcfd
Floor price	$4.96/Mcf	$5.14/Mcf	$5.64/Mcf
Ceiling price	$6.72/Mcf	$7.02/Mcf	$7.68/Mcf
Sell swap	39 MMcfd	39 MMcfd	39 MMcfd
Sales price	$3.64/Mcf	$3.62/Mcf	$3.61/Mcf

Other 2004 Financial Parameters — Estimated expenses for the third quarter and full year are:

	3rd -Q. 2004	Full-Year 2004
Operating costs*	$0.56 to $0.60/Mcfe	$0.53 to $0.57/Mcfe
Administrative costs	$0.17 to $0.20/Mcfe	$0.18 to $0.21/Mcfe
Transportation costs	$0.42 to $0.46/Mcfe	$0.41 to $0.45/Mcfe
Depletion, depreciation & amortization	$1.08 to $1.13/Mcfe	$1.07 to $1.12/Mcfe
Interest expense	$68 MM to $72 MM	$275 MM to $285 MM
Exploration costs	$60 MM to $80 MM	$255 MM to $275 MM

*	Formerly production and processing

In addition, Burlington anticipates an effective income tax rate of 32 to 36 percent for the full year of 2004. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.

An income statement, statistics and non-GAAP reconciliation tables for the second quarter accompany this release.

Burlington will webcast a conference call to discuss its second-quarter 2004 earnings and operations. The call will take place on Thursday, July 22 at 1 p.m. Central time. All materials and information related to the conference call, this press release and a package of financial and statistical information may be accessed from the Burlington Resources

Web site home page at www.br-inc.com by selecting the link entitled “2nd Qtr 2004 Conference Call Info Page,” and then selecting the resource desired.

Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1) See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.

Burlington Resources Inc.
Reconcilation of GAAP to Non-GAAP Measure (a)
Discretionary Cash Flow
($ in Millions)

Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

	Second Quarter
	2004	2003
Net cash provided by operating activities	$802	$733
Adjustments:
Working capital	61	(113)
Changes in other assets and liabilities	(38)	(24)

Discretionary cash flow	$825	$596

(a)	GAAP — Generally Accepted Accounting Principles

Management believes that the non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company’s ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

BURLINGTON RESOURCES INC.

CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	SECOND QUARTER		SIX MONTHS
	2004	2003	2004	2003
	(In Millions, Except per Share Amounts)
Revenues	$1,333	$1,059	$2,641	$2,187

Costs and Other Expense — Net Taxes Other than Income Taxes	62	46	121	94
Transportation Expense	107	102	217	201
Operating Costs	143	112	274	214
Depreciation, Depletion and Amortization	270	227	547	430
Exploration Costs	62	52	122	120
Impairment of Oil and Gas Properties	—	30	—	30
Administrative	51	39	99	81
Interest Expense	69	63	140	127
Loss on Disposal of Assets	2	1	10	—
Other Expense — Net	27	11	24	15

Total Costs and Other Expense — Net	793	683	1,554	1,312

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	540	376	1,087	875
Income Tax Expense	161	98	354	269

Income Before Cumulative Effect of Change in Accounting Principle	379	278	733	606
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(59)

Net Income	$379	$278	$733	$547

Earnings per Common Share
Basic
Before Cumulative Effect of Change in Accounting Principle	$0.96	$0.70	$1.86	$1.52
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(0.15)

Net Income	$0.96	$0.70	$1.86	$1.37

Diluted
Before Cumulative Effect of Change in Accounting Principle	$0.96	$0.69	$1.85	$1.50
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(0.15)

Net Income	$0.96	$0.69	$1.85	$1.35

Basic Common Shares	394	399	394	400

Diluted Common Shares	397	403	397	405

     This statement should be read in conjunction with the attached press release.

BURLINGTON RESOURCES INC.
SALES VOLUMES AND PRICES

	2004		2003			Year Ended
	First	Second	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	2003	2002	2001
Sales Volumes
Gas (MMCF/Day)
U.S.	880	905	875	848	870	865	949	1,121
Canada	846	834	868	873	876	867	802	433
Other International	227	160	136	168	211	167	165	170

Worldwide	1,953	1,899	1,879	1,889	1,957	1,899	1,916	1,724

NGLs (MBBLS/Day)
U.S.	40.8	40.0	34.6	35.9	43.1	37.4	32.7	34.6
Canada	26.1	19.0	28.5	27.1	26.1	27.4	27.4	12.5

Worldwide	66.9	59.0	63.1	63.0	69.2	64.8	60.1	47.1

Oil (MBBLS/Day)
U.S.	32.1	35.9	28.8	30.0	30.7	29.3	35.4	44.0
Canada	5.8	5.3	5.2	5.2	4.9	5.1	7.8	11.9
Other International	44.5	43.0	6.7	12.1	22.9	12.1	5.9	7.3

Worldwide	82.4	84.2	40.7	47.3	58.5	46.5	49.1	63.2

Total Equivalent (MMCFE/D)	2,849	2,758	2,502	2,551	2,723	2,567	2,571	2,386

Average Realized Prices
Gas ($/MCF)
U.S.	$5.52	$5.46	4.94	$4.91	$4.38	$4.87	$3.39	$3.99
Canada	5.53	5.76	5.34	4.90	4.57	5.12	3.17	4.60
Other International	3.69	3.12	2.72	2.46	3.81	3.07	2.27	2.83

Combined including hedging	5.31	5.40	4.96	4.68	4.40	4.83	3.20	4.03
Hedging loss (gain)	(0.01)	0.04	0.07	0.04	0.03	0.09	(0.16)	0.48

Combined before hedging	$5.30	$5.44	5.03	$4.72	$4.43	$4.92	$3.04	$4.51

NGLs ($/BBL)
U.S.	$19.98	$21.01	17.26	$17.81	$18.96	$18.42	$13.23	14.75
Canada	25.36	29.69	20.07	23.88	23.16	23.08	15.92	22.50

Combined	$22.08	$23.81	$18.53	$20.42	$20.54	$20.40	$14.46	$16.79

Oil ($/BBL)
U.S.	$31.70	$33.10	26.93	$27.66	$27.09	$28.08	$23.16	22.63
Canada	32.78	35.26	27.96	32.30	28.52	31.11	28.32	26.51
Other International	27.62	35.73	29.74	23.67	22.48	23.49	24.30	23.42

Combined including hedging	29.57	34.62	27.53	27.16	25.40	27.22	24.11	23.45
Hedging loss (gain)	0.32	0.77	—	—	—	0.09	(0.18)	1.10

Combined before hedging	$29.89	$35.39	$27.53	$27.16	$25.40	$27.31	$23.93	$24.55